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                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG


                               INGERSOLL-RAND COMPANY,


                                CEC ACQUISITION CORP.


                                         AND


                               CLARK EQUIPMENT COMPANY




                              Dated as of April 9, 1995





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                             AGREEMENT AND PLAN OF MERGER


                                  TABLE OF CONTENTS

                                                                    Page
                                                                    ----


             ARTICLE I     THE OFFER . . . . . . . . . . . . . . . .   2

                  1.01     The Offer . . . . . . . . . . . . . . . .   2
                  1.02     Company Actions . . . . . . . . . . . . .   4

             ARTICLE II     THE MERGER AND RELATED MATTERS . . . . .   6

                  2.01     The Merger  . . . . . . . . . . . . . . .   6
                  2.02     Conversion of Stock . . . . . . . . . . .   7
                  2.03     Dissenting Stock  . . . . . . . . . . . .   8
                  2.04     Surrender of Certificates . . . . . . . .   9
                  2.05     Payment . . . . . . . . . . . . . . . . .  10
                  2.06     No Further Rights of Transfers  . . . . .  11
                  2.07     Stock Option and Other Plans  . . . . . .  11
                  2.08     Certificate of Incorporation of the
                             Surviving Corporation . . . . . . . . .  13
                  2.09     By-Laws of the Surviving Corporation  . .  13
                  2.10     Directors and Officers of the Surviving
                             Corporation . . . . . . . . . . . . . .  13
                  2.11     Closing . . . . . . . . . . . . . . . . .  14

             ARTICLE III    REPRESENTATIONS AND WARRANTIES . . . . .  14

                  3.01     Representations and Warranties of the
                             Company . . . . . . . . . . . . . . . .  14
                           (a)  Due Organization, Good Standing and
                                 Corporate Power . . . . . . . . . .  14
                           (b)  Authorization and Validity of
                                 Agreement . . . . . . . . . . . . .  15
                           (c)  Capitalization . . . . . . . . . . .  15
                           (d)  Consents and Approvals; No
                                 Violations  . . . . . . . . . . . .  17
                           (e)  Company Reports and Financial
                                 Statements  . . . . . . . . . . . .  18
                           (f)  Absence of Other Liabilities . . . .  19
                           (g)  Anticipated Filings  . . . . . . . .  20






















                             (i)







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                           (h)  Absence of Certain Changes . . . . .  20
                           (i)  Compliance with Laws . . . . . . . .  21
                           (j)  Litigation . . . . . . . . . . . . .  22
                           (k)  Employee Benefit Plans . . . . . . .  22
                           (l)  Taxes  . . . . . . . . . . . . . . .  22
                           (m)  Proxy Statement, Schedule 14D-9 and
                                 Schedule 14D-1  . . . . . . . . . .  23
                           (n)  Broker's or Finder's Fee . . . . . .  24
                           (o)  Environmental Laws and Regulations .  25
                           (p)  State Takeover Statutes and
                                 Supermajority Voting Provisions . .  25
                           (q)  Rights Agreement . . . . . . . . . .  25

                  3.02     Representations and Warranties of Parent
                             and Purchaser . . . . . . . . . . . . .  26

                           (a)  Due Organization; Good Standing and
                                 Corporate Power . . . . . . . . . .  26
                           (b)  Authorization and Validity of
                                 Agreement . . . . . . . . . . . . .  26
                           (c)  Consents and Approvals; No
                                 Violations  . . . . . . . . . . . .  27
                           (d)  Offer Documents, Schedule 14D-9 and
                                 Proxy Statement . . . . . . . . . .  28
                           (e)  Broker's or Finder's Fee . . . . . .  29
                           (f)  Financing  . . . . . . . . . . . . .  29

             ARTICLE IV   TRANSACTIONS PRIOR TO CLOSING DATE . . . .  29

                  4.01     Access to Information Concerning Prop-
                             erties and Records  . . . . . . . . . .  29
                  4.02     Confidentiality . . . . . . . . . . . . .  30
                  4.03     Conduct of the Business of the Company
                             Pending the Closing Date  . . . . . . .  30
                  4.04     Proxy Statement . . . . . . . . . . . . .  33
                  4.05     Stockholder Approval  . . . . . . . . . .  34
                  4.06     Reasonable Best Efforts . . . . . . . . .  34
                  4.07     Guarantee of Performance  . . . . . . . .  35
                  4.08     Notification of Certain Matters . . . . .  35
                  4.09     HSR Act . . . . . . . . . . . . . . . . .  36
                  4.10     Employee Benefits . . . . . . . . . . . .  36
                  4.11     Directors' and Officers' Insurance;
                             Indemnification . . . . . . . . . . . .  39
                  4.12     Financing . . . . . . . . . . . . . . . .  41
                  4.13     Company Board Representation; Section






















                             (ii)







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                              14(f)  . . . . . . . . . . . . . . . .  41
                  4.14     No Amendment to the Rights Agreement  . .  42
                  4.15     Disposition of Litigation . . . . . . . .  42
                  4.16     Proxy Contests  . . . . . . . . . . . . .  43
                  4.17     No Solicitation of Transactions . . . . .  44
                  4.18     Postponement of Annual Meeting  . . . . .  45
                  4.19     Sale of VME . . . . . . . . . . . . . . .  45

             ARTICLE V      CONDITIONS PRECEDENT TO MERGER . . . . .  46

                  5.01     Conditions Precedent to Obligations of
                             Parent, Purchaser and the Company . . .  46
                           (a)  Approval of Company's Stockholders .  46
                           (b)  HSR Act  . . . . . . . . . . . . . .  46
                           (c)  Injunction . . . . . . . . . . . . .  46
                           (d)  Statutes . . . . . . . . . . . . . .  47
                           (e)  Payment for Common Stock . . . . . .  47

             ARTICLE VI    TERMINATION AND ABANDONMENT . . . . . . .  47

                  6.01     Termination . . . . . . . . . . . . . . .  47
                  6.02     Effect of Termination . . . . . . . . . .  51

             ARTICLE VII   MISCELLANEOUS . . . . . . . . . . . . . .  51

                  7.01     Fees and Expenses . . . . . . . . . . . .  51
                  7.02     Extension; Waiver . . . . . . . . . . . .  52
                  7.03     Public Announcements  . . . . . . . . . .  53
                  7.04     Notices . . . . . . . . . . . . . . . . .  53
                  7.05     Entire Agreement  . . . . . . . . . . . .  54
                  7.06     Binding Effect; Benefit; Assignment . . .  54
                  7.07     Amendment and Modification  . . . . . . .  55
                  7.08     Further Actions . . . . . . . . . . . . .  55
                  7.09     Headings  . . . . . . . . . . . . . . . .  55
                  7.10     Counterparts  . . . . . . . . . . . . . .  55
                  7.11     Applicable Law  . . . . . . . . . . . . .  55
                  7.12     Severability  . . . . . . . . . . . . . .  55
                  7.13     "Person" Defined  . . . . . . . . . . . .  56
                  7.14     Knowledge of the Company  . . . . . . . .  56
                  7.15     Non-Survival of Representations,
                             Warranties and Agreements . . . . . . .  56

             Annexes
             -------

             Annex A         Tender Offer Conditions






















                            (iii)







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                             AGREEMENT AND PLAN OF MERGER


                           AGREEMENT AND PLAN OF MERGER, dated as of
             April 9, 1995 (this "Agreement"), by and among INGERSOLL-RAND COMPANY, a New Jersey corporation ("Parent"), CEC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and CLARK EQUIPMENT COMPANY, a Delaware corporation (the "Company").

                           WHEREAS, the respective Boards of Directors
             of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent;

                           WHEREAS, Purchaser has outstanding an offer
             (such offer as amended pursuant to this Agreement is hereinafter referred to as the "Offer") to purchase all of the outstanding shares of Common Stock, $7.50 par value per share, of the Company (the "Common Stock"; all of the outstanding shares of Company Common Stock being hereinafter referred to as "Shares") and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 10, 1987, and amended and restated, as of August 14, 1990, between the Company and Harris Trust & Savings Bank, as Rights Agent (as so amended and restated, the "Rights Agreement"), at a purchase price of $77 per Share (and associated Right) net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 3, 1995, and in the related letter of transmittal;

                           WHEREAS, in consideration of the Company's
             entering into this Agreement, Parent is willing to cause Purchaser to increase the price to be paid pursuant to the Offer to $86.00 per Share (and associated Right) (such amount being hereinafter referred to as the "Offer Price");

                           WHEREAS, to complete such acquisition, the
             respective Boards of Directors of Parent, Purchaser and the Company, have approved the merger of Purchaser with the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and
































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                           WHEREAS, the Directors of the Company have
             unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved this Agreement, the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company.



                           NOW, THEREFORE, in consideration of the
             premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                      ARTICLE I

                                      THE OFFER

                          1.01  The Offer.  (a)  Provided that this
                                ---------
             Agreement shall not have been terminated in accordance with
             Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the Tender Offer Conditions, as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Purchaser shall amend the Offer (i) to extend the Offer to May 5, 1995, (ii) to increase the purchase price offered to $86.00 per share of Common Stock (and associated Right) and (iii) to modify the conditions of the Offer to conform to the Tender Offer Conditions.
             The obligations of Purchaser to accept for payment and promptly to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions any of which may be waived; provided, however, that, without the
                                  --------  -------
             consent of the Company, Purchaser shall not waive the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, together with Common Stock owned by Parent and Purchaser, represent a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis. The Tender Offer Conditions are for the sole benefit of Parent and






















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             Purchaser and may be asserted by Parent and Purchaser
             regardless of the circumstances giving rise to any such Tender Offer Conditions and, subject to the preceding sentence, may be waived by Parent and Purchaser in whole or in part. Without the consent of the Company, Purchaser shall not (i) reduce the number of shares of Company Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose conditions to the Offer in addition to those set forth in Annex A, (iv) change the form of consideration payable in the Offer or (v) amend any other term of the Offer (including the Tender Offer Conditions) in a manner materially adverse to the holders of the Common Stock. Parent and Purchaser covenant and agree that, subject to the terms and conditions of this Agreement, including but not limited to the Tender Offer Conditions, unless the Company otherwise consents in writing, Purchaser will accept for payment and pay for Common Stock as soon as it is permitted to do so under applicable law; provided,
                                                            --------
             that Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of 10 additional business days, notwithstanding the prior satisfaction of the Tender Offer Conditions.

                          (b)  As soon as practicable after the date
             hereof, Parent or Purchaser shall file with the Securities and Exchange Commission (the "Commission") an amendment to their Tender Offer Statement on Schedule 14D-1 dated
             April 3, 1995 with respect to the Offer which will reflect the existence of this Agreement, amend the conditions to the Offer in accordance herewith and contain a supplement to the Offer to Purchase dated April 3, 1995 and related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The information provided and to be provided by the Company, Parent and Purchaser for use in the Offer Documents shall not, on the date filed with the Commission and on the date first published or sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Purchaser and the Company each agrees promptly to correct

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             any information provided by it for use in the Offer
             Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws.

                          1.02  Company Actions.  (a)  The Company
                                ---------------
             hereby approves of and consents to the Offer and the Merger and represents that (i) its Board of Directors (at a meeting duly called and held on April 9, 1995) has (1) determined by the unanimous vote of the Directors that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to, and in the best interests of, the holders of Common Stock, (2) approved this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger and has determined that the consummation of any thereof will not constitute a "Change In Control" for purposes of Section
             9.2 of the Clark Equipment Company Leveraged Employee Stock Ownership Plan, (3) resolved to recommend acceptance of the Offer and the tender of Shares thereunder and approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, (4) taken all other action necessary to render (A) Section 203 of the Delaware General Corporation Law, (B) the Rights Agreement and (C) Article SIXTH, Paragraph 6, of the Company's Restated Certificate of Incorporation (as to the Company, the "Certificate of Incorporation") inapplicable to the Offer and the Merger and the transactions contemplated hereby and thereby; provided, however, that
                                              --------  -------
             such recommendation or other action may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's fiduciary obligations under applicable law; and (ii) CS First Boston Corporation ("First Boston") has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair

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             to the holders of Common Stock from a financial point of
             view. The Company has been authorized by First Boston to permit, subject to prior review and consent by First Boston (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section
             4.04. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.02(a).

                          (b)  The Company hereby agrees to file with
             the Commission as soon as practicable after the date hereof a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and to promptly mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws; provided, however, that such recommendation or other action
             --------  -------
             may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's fiduciary obligations under applicable law.

                          (c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent, Purchaser and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.


                                      ARTICLE II

                            THE MERGER AND RELATED MATTERS

                          2.01  The Merger.  (a)  Subject to the terms
                                ----------
             and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Purchaser and the Company in accordance with Delaware General Corporation Law and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the Delaware General Corporation Law. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                          (b) At the Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of "Clark Equipment Company" (the "Surviving Corporation"). At Parent's election, the Merger may alternatively be structured so that (i) the Company is merged with and into Parent, Purchaser or any other direct or indirect subsidiary of Parent or (ii) any direct or indirect subsidiary of Parent other than Purchaser is merged with and into the Company. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                          (c)  From and after the Effective Time, the
             Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

                          2.02  Conversion of Stock.  At the Effective
                                -------------------
             Time:

                          (a)  Each share of Common Stock then issued
                  and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be cancelled and none of which shall receive any payment with respect thereto and
                  (ii) shares of Common Stock held by Dissenting Stockholders (as defined in Section 2.03 hereof)) shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be cancelled, extinguished and converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration") payable to the holder thereof less any required withholding taxes; and

                          (b) Except as otherwise provided in the next succeeding sentence, each share of common stock, par value $.01 per share, of Purchaser then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                          2.03  Dissenting Stock.  Notwithstanding
                                ----------------
             anything in this Agreement to the contrary but only to the extent required by Delaware General Corporation Law, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall be entitled to receive such consideration as may be determined to be due such Dis-senting Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting
                       --------  -------
             Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Com-pany shall give Parent and Purchaser (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negoti-ations and proceedings with respect to demands for apprais-al. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any demand.

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                          2.04  Surrender of Certificates.
                                -------------------------
             (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments con-templated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Purchaser)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

                          (b)  If the Merger Consideration (or any
             portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

                          (c)  In the event any Certificate shall have
             been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this
             Article II, provided that, the Person to whom the Merger
                         --------
             Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                          2.05  Payment.  Concurrently with or
                                -------
             immediately prior to the Effective Time, Parent or Purchaser shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any sub-sidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Purchaser) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Considera-tion (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments re-ferred to in Section 2.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Purchaser than may be accorded to general creditors of the Surviving Corporation or Purchaser under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of a Certificate for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                          2.06  No Further Rights of Transfers.  At and
                                ------------------------------
             after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.02(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this
             Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

                          2.07  Stock Option and Other Plans.
                                ----------------------------
             (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effec-tive at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock apprecia-tion rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of
             (x) the total number of shares of Common Stock subject or related to such Option, whether or not then vested or exer-cisable, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time; provided, however, that with respect to any
                             --------  -------
             Person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act, and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest. As provided herein, the Stock Plans and any other plan, program or arrangement (excluding the Melroe Savings and Investment Plan and the Clark Equipment Company Savings and Investment Plan (collectively, the "Savings Plans"), and the Clark Equipment Company Leveraged Employee Stock Ownership Plan ("the LESOP")) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effec-tive Time; provided, however, that on and after the
                        --------  -------
             Effective Time, the Savings Plans and the LESOP shall not be required to provide for any investment in the capital stock of the Surviving Corporation or any subsidiary of the Surviving Corporation. The Company will take all rea-sonable steps to ensure that none of the Parent, the Com-pany or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

                          (b)   All Stock Plans shall terminate as of
             the Effective Time and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in the proviso to clause (i) of Section 2.07(a).

                          2.08  Certificate of Incorporation of the
                                -----------------------------------
             Surviving Corporation.  The Certificate of Incorporation of
             ---------------------
             the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                          2.09  By-Laws of the Surviving Corporation.
                                ------------------------------------
             The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

                          2.10  Directors and Officers of the Surviving
                                ---------------------------------------
             Corporation.  At the Effective Time, the directors of
             -----------
             Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each of such directors to hold office in accordance with the appli-cable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                          2.11  Closing.  The closing of the Merger (the
                                -------
             "Closing") shall take place as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) at such place as Parent and the Company shall mutually agree (the "Closing Date").


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

                          3.01  Representations and Warranties of the
                                -------------------------------------
             Company.  The Company hereby represents and warrants to
             -------
             Parent and Purchaser as follows (provided, that from and
                                              --------
             after the consummation of the transactions contemplated by the Stock Purchase Agreement, dated March 5, 1995, by and among the Company, AB Volvo and Clark-Hurth Components Marketing Company (the "VME Sale Agreement") the Company shall be deemed not to make any representation or warranty for the purpose of this Agreement with respect to its interest in VME Group, N.V.):

                          (a)  Due Organization, Good Standing and
                               -----------------------------------
                  Corporate Power.  Each of the Company and its
                  ---------------
                  subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations ("Condition") of the Company and its subsidiaries taken as a whole; each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a material adverse effect on the Condition of the Company and its sub-sidiaries taken as a whole. The Company has made available to Parent and Purchaser complete and correct copies of the Restated Certificate of Incorporation and By-Laws of the Company and its subsidiaries, in each case as amended to the date of this Agreement.

                          (b)  Authorization and Validity of Agreement.
                               ---------------------------------------
                  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the shares of Common Stock). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company.

                          (c)  Capitalization.  (i)  The authorized
                               --------------
                  capital stock of the Company consists of 40,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). As of April 7, 1995, (1) 17,101,396 shares of Common Stock were issued and outstanding, (2) 97,438 shares of Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Incentive Plans, (3) no shares of Preferred Stock were issued and outstanding and (4) 2,093,288 shares of Common Stock were held in the Company's treasury. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.01(c)(i) or on Schedule 3.01(c)(i) of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the

                  "Disclosure Schedule"), (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or other-wise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company, and there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities described in this sentence. Since April 7, 1995, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued. Schedule 3.01(c)(i) sets forth the number of Options and shares of restricted stock outstanding and, in the case of the Options, the exercise price therefor. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

                      (ii) Set forth in Schedule 3.01(c)(ii) of the Disclosure Schedule is a list of all of the Company's significant subsidiaries (as such term is defined in the Securities Exchange Act of 1934, as amended). Except for VME Group N.V. and its subsidiaries, the Company is, directly or indirectly, the record and/or beneficial owner of all of the shares of capital stock of each of the subsidiaries. Except as set forth on
                  Schedule 3.01(c)(ii), no securities of any of the sub-sidiaries are or may become required to be issued, transferred or sold for any reason and all of the out-standing securities of each subsidiary are validly issued, fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance or agreement with respect thereto. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

                          (d)   Consents and Approvals; No Violations.
                                -------------------------------------
                  Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Regulation (EEC) No. 4064/89 of the European Community, are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the Certifi-cate of Merger and other appropriate merger documents, if any, as required by Delaware General Corporation Law, is made and (iv) approval of the Merger by a majority of the holders of Common Stock, if required by Delaware General Corporation Law, is received and except as disclosed in Schedule 3.01(d) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation, as amended, or By-Laws of the Company or any of its subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regula-tory body, agency or authority applicable to the Com-pany or any of its subsidiaries or by which any of their respective properties or assets may be bound;
                  (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its sub-sidiaries under, any of the terms, conditions or pro-visions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, fran-chise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets are bound, except for such filings, permits, consents, approvals or violations which would not reasonably be expected to have a material adverse effect on the Condition of the Com-pany and its subsidiaries, taken as a whole, or would not individually or in the aggregate reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                          (e)   Company Reports and Financial
                                -----------------------------
                  Statements.  (i)Since January 1, 1993, the Company has
                  ----------
                  filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and except as described in
                  Schedule 3.01(e) of the Disclosure Schedule, all forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since January 1, 1993 (such forms, re-ports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). Except as described in Schedule 3.01(e) of the Disclosure Schedule, as of their respective dates, the Commission Filings (including but not limited to any financial statements or schedules included or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as described in Schedule 3.01(e) of the Disclosure Schedule, and except to the extent revised or superseded by a subsequent filing with the

                  Commission, none of the Commission Filings filed by the Company since December 31, 1994 (excluding any filings in connection with the transactions contemplated by this Agreement) and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets as of the end of the fiscal years ended December 31, 1994, 1993 and 1992 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for the fiscal years ended December 31, 1994, 1993 and 1992 and included in the Commission Filings and the consolidated pro forma financial statements of the Company included in its Current Report on Form 8-K filed with the Commission as of March 13, 1995 (the "March 13 8-K") were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indi-cated therein or in the notes or schedules thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended and on a pro forma basis for 1994 in the case of the March 13 8-K.

                          (f)   Absence of Other Liabilities.  Except as
                                ----------------------------
                  and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at December 31, 1994, including the notes thereto, and the pro forma consolidated balance sheet of the Company and its subsidiaries at March 31, 1995, including the notes thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994 and as a result of the acquisition of Club Car, Inc., which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                          (g)   Anticipated Filings.  The Company has
                                -------------------
                  heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the Commission to agreements (including the Rights Agreement), documents or other instruments which previously had been filed by the Company with the Commission pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

                          (h)   Absence of Certain Changes.  Except as
                                --------------------------
                  previously disclosed in the Commission Filings or as otherwise disclosed in Schedule 3.01(h) of the Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1994 (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole (without regard, however, to changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved or general economic conditions); (ii) the businesses of the Com-pany and each of its subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practice; (iii) neither the Company nor any of its subsidiaries has incurred any material liabili-ties (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business;
                  (iv) neither the Company nor any of its subsidiaries has taken any action referred to in Section 4.03 hereof except as permitted thereby; (v) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, (vi) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vii) there has not been any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company and its subsidiaries taken as a whole, except for the acquisition of Club Car, Inc. and the sale of the Company's 50% interest in VME Group N.V., (viii) there has not been any declaration, setting aside or payment of any dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of its securities, except for the repurchase of 305,000 Shares under a share repurchase plan announced by the Company on February 3, 1995, (ix) there has not been any issuance of any shares of capital stock of the Company of any of its subsidiaries or any grant or issuance of any options, calls, warrants, or other rights, agreements, arrangements or commitments of any kind or character relating to the issuance of capital stock of the Company or any of its subsidiaries; (x) there has not been any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company or any of its subsidiaries, except for increases in base compensation in the ordinary course of business consistent with past practice, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees; and (xi) there has been no change by the Company in accounting principles, practices or methods.

                          (i)   Compliance with Laws.  Except as
                                --------------------
                  disclosed in the Commission Filings, the Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                          (j)   Litigation.  Except as disclosed in the
                                ----------
                  Commission Filings, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumen-tality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights which would reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as disclosed in the Commission Fil-ings, neither the Company nor any of its subsidiaries is subject to any judgment, order, award or decree entered in any lawsuit or proceeding which has a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                          (k)  Employee Benefit Plans.  All "employee
                               ----------------------
                  benefit plans" ("Employee Plans") as defined in
                  Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and its subsidiaries are in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for instances of non-compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                          (l)   Taxes.  The Company and each of its
                                -----
                  subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member, has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date (as defined in Section 2.11), all Tax returns and Tax reports which are required to be filed by, or with respect to, it on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company or any subsidiary) (collectively, the "Returns"). Such Returns reflect accurately all material liability for Taxes for the periods covered thereby. All material Taxes payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. Except as set forth in Schedule 3.01(l) of the Disclosure Schedule, all Taxes (as defined below) shown to be due and payable on the Returns by or with respect to the Company or any of its subsidiaries have been, or prior to the Closing Date will be, paid. Except as dis-closed on Schedule 3.01(l), (i) no material claim for unpaid Taxes (x) to the best knowledge of the Company, has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or (y) is being asserted against the Company or any of its subsidiaries; (ii) no audit of any Return of the Company or any of its subsidiaries is being conducted by a Tax authority; and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                          (m)   Proxy Statement, Schedule 14D-9 and
                                -----------------------------------
                  Schedule 14D-1.  The definitive proxy statement and
                  --------------
                  related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section 4.04 hereof (together with any amendments or supplements thereto, the "Proxy Statement") will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent or Purchaser or its officers, directors or affiliates provided to the Company by Parent or Purchaser in writing for inclusion in the Proxy Statement. The Proxy Statement will not, at the date such information is supplied, at the time of the stockholders' meeting referred to in Section 4.05 hereof and at the Effec-tive Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. None of the information in the Schedule 14D-9 or supplied by the Company in writing for inclusion in the Offer Documents or any amendment or supplement to any thereof, at the respective times the
                  Schedule 14D-9 or such amendment or supplement is filed with the Commission, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent or Purchaser or its officers, directors or affiliates provided to the Company by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. The
                  Schedule 14D-9 will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder.

                          (n)   Broker's or Finder's Fee.  Except for
                                ------------------------
                  First Boston (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                          (o)   Environmental Laws and Regulations.
                                ----------------------------------
                  Except as disclosed in the Commission Filings or in
                  Schedule 3.01(o) of the Disclosure Schedule, the Company and its subsidiaries are in material compliance with all applicable federal and state laws and regulations, as in effect on the date hereof, relating to the protection of the environment (collec-tively, "Environmental Laws"), except for violations, of Environmental Laws that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole.

                          (p)   State Takeover Statutes and
                                ---------------------------
                  Supermajority Voting Provisions.  The Board of
                  -------------------------------
                  Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement, the provisions of
                  Section 203 of the Delaware General Corporation Law and of the supermajority stockholder voting requirements of paragraph (6) of Article SIXTH of the Company's Certificate of Incorporation.

                          (q)   Rights Agreement.  The Company and the
                                ----------------
                  Board of Directors of the Company have taken all necessary action so that none of the execution of this Agreement, the making of the Offer, the acquisition of shares of Common Stock pursuant to the Offer or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable, (ii) cause Parent, Purchaser or any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) to be an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement). The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

                          3.02  Representations and Warranties of Parent
                                ----------------------------------------
             and Purchaser.  Each of Parent and Purchaser represents and
             -------------
             warrants to the Company as follows:

                          (a)   Due Organization; Good Standing and
                                -----------------------------------
                  Corporate Power.  Parent is a corporation duly
                  ---------------
                  organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                          (b)   Authorization and Validity of Agreement.
                                ---------------------------------------
                  Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized and approved by the respective Boards of Directors of Parent and Purchaser. No other corporate action on the part of either of Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the sole stockholder of Purchaser, if required by Delaware General Corporation Law). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a valid and binding obligation of each of Parent and Purchaser.

                          (c)   Consents and Approvals; No Violations.
                                -------------------------------------
                  Assuming (i) the filings required under the HSR Act and Regulation (EEC) No. 4064/89 of the European Community, are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met,
                  (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as re-quired by Delaware General Corporation Law is made and
                  (iv) approval of this Agreement by the sole stock-holder of Purchaser if required by Delaware General Corporation Law, the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions con-templated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of Parent or Purchaser; (2) violate any statute, ordin-ance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Purchaser or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Purchaser or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, or other instrument or obligation to which Parent or Purchaser or any of their subsidiaries is a party, or by which they or their respective properties or assets are bound except for such filings, permits, consents, approvals or violations, which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                          (d)   Offer Documents, Schedule 14D-9 and
                                -----------------------------------
                  Proxy Statement.  The Offer Documents will comply as
                  ---------------
                  to form in all material respects with the Exchange Act and the rules and regulations thereunder. The Offer Documents, will not, at the time such Offer Documents are filed with the Commission or are first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not mislead-ing or necessary to correct any statement in any earlier Offer Documents which has become false or misleading. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the
                  Schedule 14D-1 or any amendment or supplement thereto, Purchaser will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. None of the information in the Offer Documents or supplied or to be supplied by Parent and/or Purchaser in writing for inclusion in the Proxy Statement and/or the Schedule 14D-9 of the Company or any amendment or supplement to any thereof, at the respective times the Offer Documents or the Schedule 14D-9, such amendment or supplement, is filed with the Commission or, with respect to the Proxy Statement, at the time such Proxy Statement is first mailed to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state a material fact neces-sary in order to make the statements made, in light of the circumstances under which they are made, not mis-leading. Notwithstanding the foregoing, no represent-ation or warranty is made with respect to any informa-tion with respect to the Company or its officers, directors and affiliates provided to Parent or Purchaser by the Company in writing for inclusion in the Offer Documents.

                          (e)   Broker's or Finder's Fee.  Except for
                                ------------------------
                  Merrill Lynch, Pierce, Fenner & Smith Incorporated (whose fees and expenses as financial advisor to Parent and Purchaser will be paid by Parent or Purchaser in accordance with the Parent's agreement with such firm), no agent, broker, Person or firm acting on behalf of Parent or Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                          (f)   Financing.  Parent has a commitment to
                                ---------
                  provide the financing for, and shall provide Purchaser with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby in accordance with the terms hereof and thereof.


                                      ARTICLE IV

                          TRANSACTIONS PRIOR TO CLOSING DATE

                          4.01  Access to Information Concerning Prop-
                                --------------------------------------
             erties and Records.  During the period commencing on the
             ------------------
             date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries and other agents to, upon reasonable notice, afford Parent and Purchaser, and their respective counsel, accountants, consultants and other authorized representatives who agree to be bound by the Parent Confidentiality Agreement (defined below), reasonable access during normal business hours (to the extent feasible without undue interference with or disruption to the operation of the Company, or any of its business units) to the employees, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries. The Company shall furnish promptly to Parent and Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Purchaser may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Purchaser shall from time to time reasonably request.

                          4.02  Confidentiality.  Information obtained
                                ---------------
             by Parent and Purchaser pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated April 9, 1995 (the "Parent Confidentiality Agreement").

                          4.03  Conduct of the Business of the Company
                                --------------------------------------
             Pending the Closing Date.  The Company agrees that, except
             ------------------------
             as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending on the Closing Date:

                          (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and, except for actions taken in the ordinary course of business, will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

                          (b)   Neither the Company nor any of its
                  subsidiaries (other than VME Group, N.V.) shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities (including but not limited to stock appreciation rights or phantom stock), or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (v) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness other than any indebtedness incurred in connection with the acquisition of Club Car, Inc. or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person; (vi) make any tax election or settle or compromise any material tax liability; (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting; (viii)
                  (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries taken as a whole; (C) to the extent not included in the Company's capital budget for 1995 previously approved by the Company's Board of Directors, for 150 days after the date of this Agreement, authorize any single capital expenditure in excess of $1.5 million or capital expenditures of $10 million in the aggregate; or (D) enter into or materially amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.03(b)(viii); (ix) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, con-sulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries (other than employment contracts with the individuals listed on
                  Schedule 4.03(b)(ix) of the Disclosure Schedule), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; or (xii) agree, in writing or otherwise, to take any of the foregoing actions. Notwithstanding anything contained in this Agreement to the contrary, the Company shall be permitted in anticipation of, or otherwise with respect to, a change in control of the Company, as de-fined in the agreement between Leo J. McKernan and the Company, dated November 12, 1992 (a "Change in Control"), to fully fund, through the Clark Equipment Company Supplemental Executive Retirement Trust and/or the Clark Equipment Company Deferred Benefit Trust, (collectively, "the Rabbi Trusts"), all amounts payable, or which may become payable, to employees of the Company and its subsidiaries upon a Change in Control (including additional amounts (up to a maximum of $23 million) required to be paid to such employees to gross up such payments for any income or other taxes incurred with respect thereto); provided,
                                                        --------
                  however, in no event shall such additional amounts be
                  -------
                  contributed to either of such Rabbi Trusts until the Company has obtained the consents referred to in
                  Section 4.10(f) hereof from all participants (other than retired participants) of the Clark Equipment Company Supplemental Retirement Income Plan for Certain Executives; and

                          (c)   The Company shall not, and shall not
                  permit any of its subsidiaries other than VME Group, N.V. to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

                          4.04  Proxy Statement.  If stockholder
                                ---------------
             approval of the Merger is required by law, as promptly as practicable after the consummation of the Offer, the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable best efforts to have it cleared by the Commission. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company, Parent and Purchaser each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

                          4.05  Stockholder Approval.  (a)  Promptly
                                --------------------
             after the consummation of the Offer, if required by Delaware General Corporation Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-laws duly call, give notice of and convene a meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies and, subject always to the fiduciary obligations of the Company's directors under applicable law, shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject always to the fiduciary obligations of the Company's directors under applicable law, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent and Purchaser will cause all shares of Common Stock owned by them and their sub-sidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

                          (b)  Notwithstanding the foregoing, in the
             event that Purchaser shall acquire at least 90% of the outstanding Company Common Stock, the Company agrees, at the request of Purchaser, subject to Article V, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the Delaware General Corporation Law.

                          4.06  Reasonable Best Efforts.  Subject to the
                                -----------------------
             terms and conditions provided herein, each of the Company, Parent and Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act, Regulation (EEC) No. 4064/89 of the European Community or other foreign filings and any amendments to any thereof, and including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

                          4.07  Guarantee of Performance.  Parent hereby
                                ------------------------
             guarantees the performance by Purchaser of its obligations under this Agreement and the obligations of the Surviving Corporation pursuant to Sections 4.10 and 4.11 hereof.

                          4.08  Notification of Certain Matters.  The
                                -------------------------------
             Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenants, condition or agreement to be complied with or satisfied by it hereunder or, in the case of Parent and Purchaser, under the financing arrangements with respect to the Offer and the Merger. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                          4.09  HSR Act.  The Company shall, no later
                                -------
             than the close of business on April 13, 1995, file a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The Company and Parent shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

                          4.10  Employee Benefits.  (a)  Parent agrees
                                -----------------
             that, during the period commencing at the Effective Time and ending on December 31, 1996, the employees of the Company and its subsidiaries (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefit plans which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries to such em-ployees (other than plans involving or related to the securities of the Company except the Savings Plans (as in effect on April 3, 1995 and disregarding the effect of the transactions contemplated herein on such plans)).
             Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement.

                          (b) Parent hereby unconditionally agrees to cause the Surviving Corporation to honor and continue to perform, without modification, all benefit obligations (including, without limitation, benefits payable (i) pursuant to the Clark Equipment Company Supplemental Executive Retirement Plan and the Clark Equipment Company Supplemental Retirement Income Plan for Certain Executives,
             (ii) pursuant to the Company's Directors Retirement Plan and the health care plan set forth in Schedule 4.10(b)(ii) of the Disclosure Schedule and (iii) to employees who shall have retired from the Company and its subsidiaries before the Effective Time), contracts and agreements (including, but not limited to, employment, consulting and severance obligations, contracts and agreements, but excluding any Stock Plans) of the Company or any of its subsidiaries authorized by the Company or any of its subsidiaries on or prior to the date of this Agreement which apply to any cur-rent or former employee or current or former director of the Company or any of its subsidiaries. Parent agrees for itself and its subsidiaries that after the Effective Time the Surviving Corporation or its subsidiaries will pay all amounts provided under all contracts and agreements of the Company and its subsidiaries and all benefit obligations of the Company and its subsidiaries, including, without limitation, the change in control agreements entered into between the Company and its subsidiaries and their officers (the "Change in Control Agreements") (or honor the provisions of the Change in Control Agreements in the case where no payment by the Surviving Corporation or its subsidiaries is required) conditioned on a change in control of the Company, in accordance with the terms of such Change in Control Agreements (or will cause any related trusts to make such payments in the case of funded plans). A true and complete list of such benefit obligations, contracts and agreements containing "change in control" provisions is attached as Schedule 4.10(b) of the Disclosure Schedule. Notwithstanding anything in this
             Section 4.10 to the contrary, nothing herein shall prevent Parent or the Surviving Corporation from terminating the employment of any person.

                          (c)   For purposes of all employee benefit
             plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, without limitation, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its subsidiaries of each person who is an employee of the Company or its subsidiaries immediately prior to the Effective Time (a "Clark Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its subsidiaries prior to the Effective Time) as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate and for all benefits and vesting thereunder; provided, however, that
                                              --------  -------
             any benefits provided under the Parent Plans (as defined below) shall be reduced by benefits in respect of the same years of service under analogous plans, programs and arrangements maintained by or contributed to by the Company, the Surviving Corporation or their subsidiaries.

                          (d)   Each Clark Employee who becomes an
             employee of Parent or any of its subsidiaries (other than the Surviving Corporation and its subsidiaries) following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of Parent or of any of its subsidiaries (other than the Surviving Corporation and its subsidiaries), to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs, that may be in effect generally for employees of Parent or its subsidiaries from time to time ("Parent Plans") if such Continued Employee shall be eligible for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation and its subsidiaries. Parent or Parent's subsidiaries shall cause their respective tax-qualified defined benefit pension plans in which any Continued Employee will become a participant on or after the Effective Time to be amended to recognize, for purposes of vesting, eligibility and benefit accrual thereunder, each Clark Employee's compensation and term of service with the Company and its subsidiaries to the same extent recognized under analogous plans of the Company and its subsidiaries prior to the Effective Time; provided,
                                                       --------
             however, that any benefits under such plans shall be
             -------
             reduced by benefits in respect of the same years of service under analogous plans, programs and arrangements maintained by or contributed to by the Company, the Surviving Corporation or their subsidiaries. Subject to the provisions hereof, Continued Employees will be eligible to participate on the same basis as similarly situated employees of Parent or its subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

                          (e) Notwithstanding anything to the contrary in the Clark Equipment Company Supplemental Executive Retirement Plan ("SERP 1"), the Clark Equipment Company Supplemental Executive Retirement Trust ("SERP 1 Trust"), the Clark Equipment Company Supplemental Retirement Income Plan for Certain Executives ("SERP 2") or the Clark Equipment Company Deferred Benefit Trust ("SERP 2 Trust"), the terms (i) "committee," as used in the SERP 1 Trust and SERP 2 Trust, (ii) "Administrator," as used in the SERP 1 and SERP 2, (iii) "Chief Executive Officer" as used in
             Section 2.3 of the SERP 1 and SERP 2, and (iv) "Company" as used in Section 4.2 of the SERP 1 and SERP 2, shall in each instance mean, at all times on and after the Effective Time, the Parent's benefits committee.

                          (f)   As soon as practicable after the date
             hereof, the Company shall use its best efforts to obtain the requisite consents of all participants and beneficiaries of the Rabbi Trusts so that the Company may amend the Clark Equipment Company Supplemental Executive Retirement Plan and the Clark Equipment Company Supplemental Retirement Income Plan for Certain Executives to permit either the Parent, the Company or any of their respective subsidiaries to a one-time withdrawal of assets from the Rabbi Trusts to the extent such assets exceed 100% of the "Plan benefit value" (as such term is used in Section 3 of each of the Clark Equipment Company Supplemental Executive Retirement Plan and the Clark Equipment Company Supplemental Retirement Income Plan for Certain Executives), such funding level to be first certified by the actuary for the Company's tax-qualified Plan. After such withdrawal, the right to withdraw amounts from either such Rabbi Trust shall continue as in effect prior to the amendments contemplated hereby.


                          4.11  Directors' and Officers' Insurance;
                                -----------------------------------
             Indemnification.  (a)  The certificate of incorporation and
             ---------------
             the by-laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability no less favorable than those set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                          (b) The Company shall, regardless of whether or not the Merger is consummated, and for six years from the Effective Time, the Surviving Corporation shall either
             (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided, however, that
                                                 --------  -------
             in no event shall Parent be required to expend in any one year an amount in excess of 175% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $697,500 for the twelve month period ending March 25, 1996; and; provided further, that
                                                ----------------
             if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that
                                               ----------------
             the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

                          (c)   Any Indemnified Party wishing to claim
             indemnification under paragraph (a) of this Section, upon learning of any such claim, action, suit, proceeding or in-vestigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of shares of Common Stock pursuant to the Offer, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof,
             (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any
                 ----------------
             obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                          4.12  Financing.  Pursuant to the commitment
                                ---------
             letter received by Parent from the Chase Manhattan Bank (National Association), Parent shall provide Purchaser with the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

                          4.13  Company Board Representation; Section
                                -------------------------------------
             14(f).  (a)  Promptly upon the purchase by Purchaser of
             -----
             Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Board of (i) each committee of the Board, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until Purchaser acquires a majority of the outstanding shares of Company Common Stock on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all the members of the Board and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the

             Board and such boards and committees.

                          (b)  The Company's obligations to appoint
             designees to its Board of Directors shall be subject to
             Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
             Section 4.13 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this
             Section 4.13. Parent or Purchaser will supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                          (c) Following the election or appointment of Purchaser's designees pursuant to this Section 4.13 and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority of the directors of the Company then in office who are neither designated by Purchaser nor are employees of the Company.

                          4.14  No Amendment to the Rights Agreement.
                                ------------------------------------
             The Company covenants and agrees that it will not amend the Rights Agreement, except as expressly contemplated by this Agreement.

                          4.15  Disposition of Litigation.  (a)  The
                                -------------------------
             Company agrees to dismiss without prejudice Clark Equipment
                                                         ---------------
             Company v. Ingersoll-Rand Company, Civil Action Docket
             ---------------------------------
             No. 95 CIV 2130 (CSH) (S.D.N.Y. 1995). The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or this Agreement, without the prior written consent of Parent.

                          (b)  The Company will not voluntarily
             cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

                          4.16  Proxy Contests.  (a)  Parent and
                                --------------
             Purchaser hereby agree to withdraw and rescind and shall promptly cause to be withdrawn and rescinded (i) the notice, dated April 3, 1995, pursuant to Article II Section 10 of the Company's By-Laws and (ii) the Schedule 14A filed with the Commission, in each case, relating to the nomination of the persons named in such notice for election to the Company's Board of Directors at the Annual Meeting of the Company's Stockholders.

                          (b) From and after the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement, neither Parent nor Purchaser nor any of their affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) will, except as otherwise expressly permitted or required by this Agreement, directly or indirectly, alone or through or with others, in any manner

                  (i) solicit, make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14(a)-11 of the Exchange Act) from the stockholders of the Company, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14(a)-11 under the Exchange Act) with respect to the Board of Directors of the Company, solicit or execute any written consent in lieu of a meeting of holders of voting securities except to support the nominees or directors of the Board of Directors of the Company or any affiliate thereof or call or seek to have called any meeting of the stockholders of the Company or any affiliate thereof;

                  (ii) except as otherwise provided herein, otherwise seek election to or seek to place a representative on the Board of Directors of the Company or any affiliate thereof, or seek the removal of any member of the Board of Directors of the Company or any affiliate thereof.

                          4.17  No Solicitation of Transactions.  The
                                --------------------------------
             Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries (except pursuant to the VME Sale Agreement) or any business combination with the Company or any of its subsidiaries. The Company, its subsidiaries, directors, employees, representatives and agents may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not initiated, solicited or knowingly encouraged by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof (with respect to confidential information, pursuant to appro-priate confidentiality agreements), and may participate in discussions and negotiate with such entity or group con-cerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a bona fide proposal to the Board relating to any such transaction and if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's fiduciary obligations under applicable law. The Company shall promptly notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such
             inquiry or contact.   The Company shall keep Parent
             promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and other transactions contemplated by this Agreement. Except as set forth in this Section 4.17, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser, or any designees of Parent or Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; provided, that nothing in this Section 4.17 shall
                      --------
             prevent the Company or the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, as advised in an opinion of counsel, is required under appli-cable law; provided further, that the Board shall not
                        ----------------
             recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law.

                          4.18  Postponement of Annual Meeting.  The
                                ------------------------------
             Company shall as soon as possible indefinitely postpone its annual meeting of stockholders currently scheduled for May 9, 1995, and shall take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of stockholders of the Company except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

                          4.19  Sale of VME.  The Company shall use its
                                -----------
             reasonable best efforts to take or cause to be taken all such action necessary (i) to consummate the transactions contemplated by the VME Sale Agreement (which agreement is described in the Company's Current Report on Form 8-K filed with the Commission on March 6, 1995) prior to completion of the Offer, including selling its 50% interest in VME Group N.V. for cash proceeds of not less than $573 million, or (ii) failing such consummation, to prevent cancellation or termination of the VME Sale Agreement, amendment thereof in a manner that would reasonably be expected to have a material adverse effect on the Company, or any other event which shall cause the VME Sale Agreement to no longer remain in full force and effect.


                                      ARTICLE V

                            CONDITIONS PRECEDENT TO MERGER

                          5.01  Conditions Precedent to Obligations of
                                --------------------------------------
             Parent, Purchaser and the Company.  The respective
             ---------------------------------
             obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                          (a)  Approval of Company's Stockholders.  To
                               ----------------------------------
                  the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of a majority of the Common Stock of the Company in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws;

                          (b)  HSR Act.  Any waiting period (and any
                               -------
                  extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                          (c)  Injunction.  No preliminary or permanent
                               ----------
                  injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the
                                         --------  -------
                  case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

                          (d)  Statutes.  No statute, rule, regulation,
                               --------
                  executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal; and


                          (e)  Payment for Common Stock.  Purchaser
                               ------------------------
                  shall have accepted for payment and paid for the shares of Common Stock tendered pursuant to the Offer; provided, that the foregoing will not be a condition
                  --------
                  to Parent's and Purchaser's obligation to consummate the Merger if Purchaser's failure to purchase Shares of Common Stock violates the terms of the Offer.


                                      ARTICLE VI

                             TERMINATION AND ABANDONMENT

                          6.01  Termination.  This Agreement may be
                                -----------
             terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

                          (a)   by mutual written consent of the
                  Company, on the one hand, and of Parent and Purchaser, on the other hand;

                          (b)   by either Parent, on the one hand, or
                  the Company, on the other hand, if any governmental or regulatory agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, that Parent shall, if
                                 --------
                  necessary to prevent the taking of such action, or the enaction, enforcement, promulgation, amendment, issuance or application of any statute, rule, regula-tion, legislation, interpretation, judgment, order or injunction, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profit-ability of Parent and its subsidiaries taken as a whole;

                          (c)   by Parent, on the one hand, or the
                  Company, on the other hand, if due to an occurrence or circumstance which would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have failed to pay for Shares pursuant to the Offer on or prior to the Outside Date, unless such failure has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement. As used herein, the term "Outside Date" shall mean the latest (not to exceed 150 days) of (A) 60 days following the date hereof, (B) the date on which either the applicable waiting period under the HSR Act shall have expired or been terminated or the final terms of a consent decree between Parent and the Anti-trust Division of the Department of Justice (the "Antitrust Division") (the "Consenting Parties"), with respect to the Offer and the Merger have been agreed to by the Consenting Parties, or an order of a Federal District Court adjudging that the Merger does not vio-late the Federal antitrust laws shall have been issued or the Antitrust Division shall have otherwise author-ized the Parent to acquire Shares pursuant to the Offer, or (C) 10 business days following the conclusion of any ongoing proceedings before the European Commission in connection with its review of the transactions contemplated hereby or any similar delay pursuant to any other material antitrust or competitive law or regulation;

                          (d)   by Parent, on the one hand, or the
                  Company, on the other hand, if the Offer is terminated or expires in accordance with its terms without Purchaser having purchased any Common Stock thereunder due to a failure of any of the conditions set forth in Annex A hereto to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement;

                          (e)   by the Company, if the Board of
                  Directors of the Company determines that a proposal for a Third Party Acquisition is a Superior Proposal and a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent legal outside counsel to the Company, that a failure to terminate this Agreement would constitute a breach of such Board's fiduciary obligations under applicable law; provided,
                                                              --------
                  that any such termination by the Company under this clause (e) shall not be effective until the Company has made payment of the full fee and expense reimbursement required by Section 7.01(a) hereof;

                          (f) prior to the consummation of the Offer, by the Company, if (i) any of the representations and warranties of Parent or Purchaser contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (ii) Parent or Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement, which breach shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires; or

                          (g)   by Parent prior to the purchase of

                  Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which would reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or which would reasonably be expected to prevent (or materially delay) the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which would reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or which would reasonably be expected to prevent (or materially delay) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires,
                  (iii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger and shall not have reinstated such approval or recommendation within three business days thereof, shall have approved or recommended another offer or transaction, or shall have resolved to effect any of the foregoing, or (iv) the Minimum Condition (as defined in Annex A) shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) any person (other than Parent or Purchaser) shall have made a proposal or public announcement or communication to the Company with re-spect to a Third Party Acquisition at a price in excess of $86.00 per Share or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates, shall have become the beneficial owner of more than 20.0% of the Shares.

                          "Third Party Acquisition" shall mean the
             occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20.0% or more of the assets of the

             Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of more than 20.0% of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 20.0% or more of the outstanding Shares.

                          "Superior Proposal" shall mean a bona fide
             proposal made by a Third Party to acquire all of the outstanding shares of the Company pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company, on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of its financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby.

                          6.02  Effect of Termination.  In the event of
                                ---------------------
             the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 4.02, 7.01 and 7.15; provided,
                                                        --------
             however, that nothing herein shall relieve any party from
             -------
             liability for any breach hereof.


                                     ARTICLE VII

                                    MISCELLANEOUS

                          7.01  Fees and Expenses.  (a) If:
                                -----------------

                          (i) Parent terminates this Agreement pursuant to Section 6.01(g)(iv)(A) hereof, and within twelve months thereafter:

                                (A) the Company enters into an agreement
                          with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the

                          Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and
                          (z) prior to such termination; or

                                (B) the Company enters into an agreement
                          with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, that contemplates a direct or indirect consideration (or implicit valuation) for Shares (including the value of any stub equity) in excess of $86.00 per Share; or

                          (ii)  the Company terminates this Agreement
                  pursuant to Section 6.01(e) hereof or Parent terminates this Agreement pursuant to Section
                  6.01(g)(iii) or 6.01(g)(iv)(B) hereof;

             then the Company shall pay to Parent and Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by Section 7.01(a)(ii) above, a fee, in cash, of $35 million, provided, however, that the Company in no event shall be
             --------  -------
             obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination.

                          (b) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                          7.02  Extension; Waiver.  Subject to Section
                                -----------------
             4.13, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                          7.03  Public Announcements.  The Company, on
                                --------------------
             the one hand, and Parent and Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other trans-actions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law or any listing agreement with a securities exchange.

                          7.04  Notices.  All notices, requests,
                                -------
             demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                          (a)  if to the Company, to it at:

                                Clark Equipment Company
                                100 North Michigan Street
                                P.O. Box 7008
                                South Bend, Indiana  46634

                                Attention:  Bernard D. Henely, Esq.

                                with a copy to:

                                White & Case
                                1155 Avenue of the Americas
                                New York, New York  10036

                                Attention:  William F. Wynne, Jr., Esq.

                          (b)  if to either Parent or Purchaser, to it
                  at:

                                Ingersoll-Rand Company
                                200 Chestnut Ridge Road
                                Woodcliff Lake, New Jersey  07675
                                Attention:  Patricia Nachtigal, Esq.

                                with an additional copy to:

                                Simpson Thacher & Bartlett
                                425 Lexington Avenue
                                New York, NY  10017
                                Attention:  Robert L. Friedman, Esq.

             or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                          7.05  Entire Agreement.  This Agreement, the
                                ----------------
             Disclosure Schedule, the Parent Confidentiality Agreement and the annex and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                          7.06  Binding Effect; Benefit; Assignment.
                                -----------------------------------
             This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder, other than those set forth in Section 4.07, to any direct or indirect wholly-owned subsidiary or subsidiaries of Parent, provided that
                                                         --------
             no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for Section 4.11, which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons.

                          7.07  Amendment and Modification.  Subject to
                                --------------------------
             Section 4.13 and applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval of the Merger), by action taken by the respective Boards of Directors of Parent, Purchaser and the Company or by the respective officers authorized by such Boards of Directors, provided, however, that after any such stockholder
             --------  -------
             approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

                          7.08  Further Actions.  Each of the parties
                                ---------------
             hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                          7.09  Headings.  The descriptive headings of
                                --------
             the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

                          7.10  Counterparts.  This Agreement may be
                                ------------
             executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                          7.11  Applicable Law.  This Agreement and the
                                --------------
             legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

                          7.12  Severability.  If any term, provision,
                                ------------
             covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                          7.13  "Person" Defined.  "Person" shall mean
                                ----------------
             and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

                          7.14  Knowledge of the Company.  As to any
                                ------------------------
             matter represented herein as being within the Company's knowledge, to the knowledge or best knowledge of the Company or any equivalent limitation, such knowledge shall be deemed to exist only if the matter is within the actual knowledge of the Chief Executive Officer or any Vice President of the Company.

                          7.15  Non-Survival of Representations,
                                --------------------------------
             Warranties and Agreements.  The representations, warranties
             -------------------------
             and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 6.01 as the case may be, except that the agreements set forth in Article II, Section 4.07,
             Section 4.10, Section 4.11 and Article VII shall survive the Effective Time indefinitely and those set forth in
             Section 4.02 and Article VII shall survive termination indefinitely.

                          IN WITNESS WHEREOF, each of Parent, Purchaser
             and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                        INGERSOLL-RAND COMPANY

                                        By /s/ James E. Perrella
                                          ---------------------------
                                          Name: James E. Perrella
                                          Title: President and Chief
                                                   Executive Officer

                                        CEC ACQUISITION CORP.

                                        By /s/ Thomas McBride
                                          ---------------------------
                                          Name: Thomas McBride
                                          Title: President


                                        CLARK EQUIPMENT COMPANY

                                        By /s/ Leo J. McKernan
                                          ---------------------------
                                          Name: Leo J. McKernan
                                          Title: Chairman, President
                                                   and Chief Executive Officer

                                                             ANNEX A
                                                             -------
                                                               to
                                                          Agreement and
                                                          Plan of Merger
                                                          --------------


                    The capitalized terms used in this Annex A shall
             have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended.
             -----------------------------------------------------------


                    Notwithstanding any other provision of the Offer,

             Purchaser shall not be required to accept for payment or

             subject to any applicable rules and regulations of the

             Commission, including Rule 14e-1c under the Exchange Act

             (relating to Purchaser's obligation to pay for or return

             tendered shares promptly after termination or withdrawal of the Offer), pay for any shares of Common Stock tendered and may terminate or amend the Offer in accordance with the

             Merger Agreement and may postpone the acceptance of, and

             payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the

             expiration of the Offer a number of shares of Common Stock which, together with Common Stock owned by Parent and

             Purchaser, represent a majority of the total voting power

             of all shares of capital stock of the Company outstanding

             on a fully diluted basis (the "Minimum Condition"), (ii)

             subject to the proviso contained in paragraph (a) below,

             any appli-

                                                                 ANNEX A
                                                                  Page 2




             cable waiting period under the HSR Act or under any

             applicable foreign statutes or regulations in a

             jurisdiction where Parent or the Company, directly or

             indirectly, has material operations or a material amount of assets shall not have expired or been terminated or (iii)

             at any time on or after the date of the Merger Agreement

             and at or before the time of payment for any such shares of

             Common Stock (whether or not any shares of Common Stock

             have theretofore been accepted for payment or paid for

             pursuant to the Offer) any of the following shall occur:

                    (a) there shall be any action taken, or any stat-ute, rule, regulation, legislation, interpretation, judg-ment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) impose material limitations on

                                                                 ANNEX A
                                                                  Page 3




               the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or Purchaser of any shares of Common Stock; provided, that Parent shall, if necessary
                             --------
               to prevent the taking of such action, or the enaction, enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, interpretation, judgment, order or injunc-tion, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of Parent and its subsidiaries taken as a whole;

                    (b) there shall have occurred any development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

                    (c) there shall have occurred (i) any general sus-pension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) any decline in the Standard & Poor's 500 in excess of 25% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any U.S., federal or state government or governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and having a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or materially

                                                                 ANNEX A
                                                                  Page 4




               adversely affecting (or materially delaying) the consummation of the Offer;

                    (d)(i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
               Act) of more than 20.0% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                    (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect which would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, in each case as if such representations and warranties were made at the time of such determination except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect in the foregoing respects as of such specific date;

                                                                 ANNEX A
                                                                  Page 5




                    (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

                    (g)(x) the Company shall not have consummated the sale of its 50% interest in VME Group N.V. for cash proceeds of not less than $573 million and (y) the definitive agreement to sell such interest to AB Volvo of Sweden described in the Company's Current Report on Form 8-K filed with the Commission on March 6, 1995 shall have been cancelled or terminated, or shall have been amended in a manner that is materially adverse to the Company, or shall otherwise no longer remain in full force and effect; or

                    (h) the Merger Agreement shall have been terminated in accordance with its terms;

             which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such

             acceptance for payment or payment.

                    The foregoing conditions (including those set forth

             in clauses (i)-(iii) above) are for the sole benefit of

             Purchaser and may be asserted by Purchaser, or may be

             waived by Purchaser, in whole or in part at any time and

             from time to time in its sole discretion.  The failure by

             Purchaser at any time to exercise any of the foregoing

             rights shall not be deemed a waiver of any such right and

             each such right shall

                                                                 ANNEX A
                                                                  Page 6




             be deemed an ongoing right which may be asserted at any

             time and from time to time.  Any determination by Purchaser concerning the events described in this Annex A will be

             final and binding upon all parties.